Exhibit 99.1

Pinterest Q4 2020 Letter to Shareholders
February 4, 2021
Q420 & FY20 Highlights
•Q4 revenue grew 76% year over year to $706 million, driven by strong holiday advertiser demand and positive returns from our investments in ad products and international expansion. Full year 2020 revenue grew 48% year over year to $1.69 billion.
•Our Monthly Active Users (MAUs) grew 37% year over year to 459 million in Q4, maintaining strong year over year growth in both U.S. and international geographies.
•Our Q4 GAAP net income was $208 million and our full year 2020 GAAP net loss was $128 million. We were profitable on a non-GAAP basis in both Q4 and 2020. Our Q4 Adjusted EBITDA1 was $299 million and for 2020 it was $305 million.
Q420 Business Highlights
History will remember 2020 as a year unlike any other. COVID-19 forced people all over the world to adjust their lives in many unpredictable ways. We were inspired by the resilience we saw from so many families and businesses. We are also humbled and proud that Pinterest played a part in hundreds of millions of these stories.
Our mission is to bring everyone the inspiration to create a life they love. To us, this work has never been more meaningful. When families needed help adjusting to living and working in a global pandemic, Pinterest helped them create home offices and teach their kids. When businesses suddenly faced uncertain futures, Pinterest helped connect them to customers who most needed their products and services.
That commitment was reflected in our business results. We had a strong finish to the year. We welcomed over 100 million additional MAUs in 2020, as more people than ever before came to Pinterest looking for inspiration. There was healthy holiday demand from advertisers looking to reach Pinners planning their futures and, as a result, our revenue grew 76% year over year to $706 million in Q4.
In 2021, our focus will be on the following core priorities:
•Delivering more inspiring content: Our top priority is to make Pinterest home to more inspiring content and, increasingly, more inspiring creators. This means continuing to invest in video to provide our users with more dynamic experiences—like “how-to” tutorials and engaging storytelling from brands. We are also taking important first steps to build a creator ecosystem around Story Pins where a new generation of creators can create great content to enrich the lives of Pinners.
•Deepening the Pinner experience: We plan to continue to invest in building great tools to help Pinners get inspired, plan their futures, and turn their ideas into a reality. When people find ideas that inspire them, we want them to easily act on them without having to leave Pinterest.
•Helping advertisers succeed: Unlike other platforms where ads distract users from reading the news or connecting with friends, commercial content can enhance the Pinner experience. People come to Pinterest looking for products and services to plan their futures and build their lives. Helping advertisers reach new customers is essential to our mission. So we plan to make a number of investments to support advertisers, including improving automation so it’s easy to do business on Pinterest, improving our measurement capabilities and growing our sales coverage for all types of advertisers.
•Making Pinterest more shoppable: We want to make it easier for Pinners to buy the things they see and love. This means helping more businesses get their products on Pinterest, and helping Pinners discover, evaluate and buy products that inspire them. We’re also planning to expand these features more globally so that no matter where you live, you can shop on Pinterest.
If we want to be successful in achieving all of these priorities, we must strive to have a great company culture that attracts and retains talent from all over the world. We believe growing our diverse team is the best way to drive
1 This non-GAAP financial measure excludes share-based compensation (SBC), depreciation and amortization expense, interest income, interest expense and other income (expense), net, provision for income taxes and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. For more information on this, please see “About non-GAAP financial measures.”

innovation in our product, on behalf of the Pinners and advertisers we serve. That’s why investing in our culture is, and will continue to be, essential to everything we do.
Pinner Experience
Building the future of inspiring content
Our top priority is making Pinterest home to the most inspiring and actionable content. In Q3 we announced a new suite of creator tools, including the multi-page format Story Pins. Story Pins on Pinterest focus on sharing ideas, teaching people how to do something and inspiration, rather than self promotion or pure entertainment.
We are at the very beginning of this journey towards more immersive and inspiring content. Throughout Q4 and continuing into 2021, Pinners are increasingly able to discover Story Pins throughout the Pinterest experience. In addition to trending Story Pins featured in the Today Tab, we’re introducing a new spot at the top of the home feed where Pinners can find the latest Story Pins from creators they follow.
Planning on Pinterest
While life in quarantine has been unexpected, it hasn't stopped people from planning and looking ahead to the future. In fact, in Q4 there was a 50% year over year increase in the number of boards created globally. Additionally, we’ve seen growth in boards created in core Pinterest categories, including a 49% increase in beauty, a 103% increase in women's fashion and a 37% increase in home decor.
In Q4 we introduced new features for boards that make it easier to plan and convert the inspiration on Pinterest into real life action. Pinners can now add private notes directly on Pins, like “try this for brunch this Sunday” or “this will go well with our living room rug”. A new board toolbar makes it easier to sort Pins, find shoppable items inspired by your board, or access notes.
Shopping on Pinterest
Pinners start planning early, and during the 2020 holiday season they shopped earlier and for longer too. With Pinners turning towards Pinterest for more and more of their shopping needs, we’ve made it easier for them to find what they're looking for: from the moment of inspiration all the way to taking action on a purchase. So we developed another new way for Pinners to virtually try-on new products with the development of eye-shadow try on. In Q4, this also meant further expanding our inventory of reliable product Pins as well as refining the discoverability of those Pins. To that end, Pinners can now pivot into shop mode across all product categories, leading to a feed of shoppable product Pins. All of these efforts have resulted in strong growth in product-only searches, which have grown by 20x since the beginning of 2020. And for our merchants and advertisers, we’re testing product tagging capabilities. This complements our computer vision-based product recommendations as our research shows that Pinners are 70% more likely to engage with products tagged in scene images than on standalone product Pins.
Pinner well-being
Our ability to deliver inspiration and a more positive experience for Pinners requires a dedication to content safety. Throughout the recent election cycle, we invested in making Pinterest a place for lifestyle inspiration, not a place to debate politics or read the news. Pinners naturally come to Pinterest for inspiration on topics such as how to remodel your kitchen, how to dress your dog, or chocolate chip cookie recipes. But we’ve also taken a more proactive role in creating the Pinner experience, like our policy to not recommend political content to users and reduce misinformation. Beyond political discourse, we were also able to reduce intrusive spam content throughout the year. As always, content safety is an evolving topic and there’s more room for improvement. We’ll continue to strive to enhance the safety and positivity of the Pinner experience.
Advertising on Pinterest
Broad based strength in Q4
Our investments in ad tools and sales coverage continued to pay off, especially during a strong holiday season. Advertising demand was healthy across different advertiser sizes and verticals, with retail demand further building off the recovery in Q3. We saw Pinners planning, discovering and shopping online earlier for the holidays this year. So we used these insights on aggregate behaviors and taste-based preferences to help businesses navigate a dynamic holiday advertising market. Shopping ad revenue once again grew faster than our overall business and we saw a 6x increase in the number of businesses that used the shopping ads format in Q4.

We saw strong advertising momentum globally with continued momentum in our international markets, especially in Western Europe. International revenue more than doubled in Q4 from the prior year, speaking to how important Pinterest has become to advertisers reaching a global audience of Pinners. And we’re just getting started here: in 2021, we plan to expand our presence in existing international markets and are excited to enter new geographies in Latin America in the first half of the year. Finally, positivity and brand safety continue to resonate with advertisers, and this remained a tailwind for our business in Q4. We joined the Global Alliance for Responsible Media as a commitment to further improving digital safety.
Helping advertisers succeed on Pinterest
Advertisers want the confidence to know they can spend their budgets and do it efficiently, especially in times of uncertainty. Over the past several quarters, we’ve launched automatic bidding for all of our performance-based objectives, including traffic and conversion optimization as well as our shopping format. Not only does automatic bidding reduce the amount of effort required to manage Pinterest campaigns, it also helps advertisers achieve their desired results and scale. And while early, we’ve been encouraged to see a majority of automatic bid advertisers increase budget allocations on Pinterest. In Q4, this momentum continued, with roughly half of our total advertising spend employing automatic bidding.
Proving performance and delivering measurement to businesses
Businesses come to Pinterest to build awareness for their brand, generate demand and drive conversions. In order to help advertisers understand their impact and performance on Pinterest, we expanded our suite of measurement tools. In Q4, we began giving all advertisers the ability to see promoted and organic metrics in a single report. This level of detail complements our efforts to help advertisers understand attribution windows and the general consumer path to purchase. We also provided a new tool for advertisers to conduct first-party brand lift studies, making it easier for advertisers of all sizes to measure the impact of awareness campaigns.
As part of our ongoing efforts to provide advertisers with more precise and actionable reporting, we are continuously making improvements to our conversion attribution measurement capabilities, such as through tag adoptions. We rolled out a series of features, building on progress from throughout the year, to help identify even more conversions.

Q420 Financial Highlights
Q4 revenue grew 76% year over year to $706 million driven by a strong holiday season and positive returns from our investments in ad products and international expansion. We experienced broad based strength during the quarter across objectives as well as advertiser verticals, sizes and geographies. Our Monthly Active Users (MAUs) grew to 459 million, maintaining strong year-over-year growth in both U.S. and international geographies. Our GAAP net income was $208 million or 29% of revenue. Our Adjusted EBITDA2 was $299 million or 42% of revenue.
Users
MAUs at year-end were 459 million, representing growth of 37% year over year. We continued to see users engaging and finding inspiration on Pinterest as the world continued to grapple with COVID-19. Prior trends around higher growth in international users and higher growth from users under 25 years old continued in the quarter.
By region:
•U.S. MAUs were 98 million, an increase of 11% year over year compared to 88 million in the same period of the previous year.
•International MAUs were 361 million, an increase of 46% year over year in comparison to the 247 million in the same period of the previous year.
Revenue
Total revenue was $706 million, an increase of 76% year over year compared to Q419. Revenue growth was driven primarily by an earlier and sustained holiday season and product improvements that helped advertisers scale budgets and achieve more conversions. Advertiser demand was broad based as businesses have increasingly adapted to the COVID environment. Building off of the positive trends in Q3, we saw strength in Q4 from small and medium sized advertisers, international advertisers, CPG advertisers and retail advertisers. Demand was also strong across awareness and performance objectives, and shopping ads once again grew faster than our overall revenue. Automatic bidding supported higher budget utilization, better performance, and overall budget expansions, particularly for small and medium businesses. We continued to grow our active advertisers to new levels and further diversified our revenue across advertisers.
By region3:
•Total U.S. revenue was $582 million, an increase of 67% year over year. U.S. revenue increases were driven by ARPU expansion.
•Total international revenue was $123 million or 17% of revenue, an increase of 145% year over year and compared to 13% of revenue in Q419. International revenue growth was driven by growth in ARPU and supported by an increase in MAUs.
ARPU
Global ARPU was $1.57, compared to $1.22 in Q419. The expansion in global ARPU was driven by an increase in advertising demand on our platform partially offset by an increase in MAUs. Geographic mix was a headwind to global ARPU growth, as the number of international users grew faster than the number of U.S. users.
2 This non-GAAP financial measure excludes share-based compensation (SBC), depreciation and amortization expense, interest income, interest expense and other income (expense), net and provision for income taxes. For more information on this, please see “About non-GAAP financial measures.”
3 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. US and international may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses

By region:
•U.S. ARPU was $5.94, an increase of 49% year over year.
•International ARPU was $0.35, an increase of 67% year over year. International ARPU remains in the early stages, as we have only begun to execute on our strategy to provide ads that are useful and inspiring to our users in regions outside of the U.S.
Expenses
Total costs and expenses were $500 million, including $86 million of share-based compensation (SBC) and amortization of acquired intangible assets. Our total costs and expenses increased 13% year over year. Total non-GAAP costs and expenses4 were $414 million, representing 59% of revenue compared to 83% of revenue in the year-ago quarter. Our non-GAAP costs and expenses grew 25% year over year. The growth reflects higher hosting costs due to user growth and an increase in headcount. Our income from operations totaled $205 million, or 29% of revenue, compared to a loss of $43 million and (11)% for the same period in 2019. Non-GAAP income from operations4 was $292 million, or 41% of revenue, compared to income of $69 million, or 17% for the same period in 2019.
Costs and expenses
Cost of revenue was $129 million or 18% of revenue, compared to 24% in the year-ago quarter. Non-GAAP cost of revenue4 was $127 million or 18% of revenue, down from 24% of revenue in the year-ago quarter. The decline as a percent of revenue was primarily driven by higher overall revenue, partially offset by an increase in infrastructure expense due to user growth.
Research and development expenses were $164 million, down 1% year over year, driven by a decline in SBC. On a non-GAAP basis, expenses increased 10% year over year to $102 million. The increase was due to higher headcount.
Sales and marketing expenses were $121 million, down 5% year over year. On a non-GAAP basis, expenses decreased 2% year over year to $109 million. The decrease was due to lower marketing expense, partially offset by headcount growth.
General and administrative expenses were $87 million, up 60% year over year. On a non-GAAP basis, expenses grew 133% year over year to $76 million. The increase was primarily due to a one-time $22.5 million charge and an increase in outside advisor and legal-related expenses.
Net income (loss) and Adjusted EBITDA
Net income was $208 million or 29% of revenue, compared to a loss of $36 million, or (9)% for the same period in 2019. Non-GAAP net income4 was $294 million, or 42% of revenue, compared to $77 million, or 19% for the same period in 2019.
Adjusted EBITDA2 was $299 million, or 42% of revenue, compared to the year-ago quarter Adjusted EBITDA of $77 million, or 19% of revenue. Our Adjusted EBITDA margin2 increased year over year due to an acceleration in revenue growth and to a lesser extent COVID-related cost savings.
Balance sheet and cash flows
•We ended the quarter with approximately $1.76 billion in cash, cash equivalents, and marketable securities.
•Net cash provided by operating activities for the twelve months ended December 31, 2020 was $29 million, an improvement from $1 million in 2019.
4 This non-GAAP financial measure excludes share-based compensation (SBC) and amortization of acquired intangible assets. For more information on this, please see “About non-GAAP financial measures.”

FY20 Financial Highlights
Total revenue for 2020 was $1.69 billion, an increase of 48% year-over-year compared to 2019. Revenue growth was driven by ad product improvements and continued expansion in international markets. We welcomed over 100 million additional MAUs in 2020.
Net loss for 2020 was $128 million or (8)% of revenue, compared to a loss of $1.36 billion, or (119)% for 2019. The decline in net loss was driven by a decline in SBC following our April 2019 IPO. Non-GAAP net income5 was $283 million, or 17% of revenue, compared to income of $18 million, or 2% for 2019. The improvement in non-GAAP net income was driven by higher revenue as well as COVID-related cost savings.
Adjusted EBITDA1 for 2020 was $305 million, or 18% of revenue, compared to 2019 Adjusted EBITDA of $17 million, or 1% of revenue.
5 This non-GAAP financial measure excludes share-based compensation (SBC), amortization of acquired intangible assets and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. For more information on this, please see “About non-GAAP financial measures.”

Guidance
We continue to navigate uncertainty given the ongoing COVID-19 pandemic and other factors. Our current expectation is that Q1 revenue will grow in the low-70% range year over year.
We intend to provide further detail on our outlook during the conference call.
Our strategic priorities for 2021 include content, the Pinner experience, advertiser success and shopping. We plan to invest in these in the coming year. We expect R&D efforts to continue to focus on Pinner product, ad product and measurement investments. We intend to grow our headcount further, in particular to support our international expansion efforts. We also intend to scale our comprehension and brand marketing efforts in 2021. We think these investments will support long-term growth and continue to build the foundations for a scaled business over time.

Closing
We will host a Q&A webcast at 1:30pm Pacific time/4:30pm Eastern time today to discuss these results and our outlook. A live webcast will be available on Pinterest’s Investor Relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.
Sincerely,

Ben Silbermann	Todd Morgenfeld
Co-Founder, President and CEO	CFO and Head of Business Operations

Forward-looking statements
This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance and the number of shares eligible for sale following expiration of the lock-up. Words such as "believe," "project," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: uncertainty regarding the duration, scope and impact of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the impact of the COVID-19 pandemic on our planned investments, operations, expenses, revenue, cash flow, liquidity and users; our ability to attract and retain users and engagement levels; our ability to provide useful and relevant content; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on online application stores’ and internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to attain and sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with our hosting services and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. All information provided in this letter to shareholders and in the earnings materials is as of February 4, 2021. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP income (loss) from operations, non-GAAP net income and non-GAAP net income per share. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.
We define Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net, provision for income taxes and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net income exclude amortization of acquired intangible assets, share-based compensation expense and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. Non-GAAP income (loss) from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net income per share is calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income and non-GAAP net income per share to evaluate our operating results and for financial and operational decision-making purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income and non-GAAP net income per share help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income and non-GAAP net income per share provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income and non-GAAP net income per share to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income and non-GAAP net income per share rather than net loss, net margin, total costs and expenses, income (loss) from operations, net income (loss) and net income (loss) per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables under "―Reconciliation of GAAP to non-GAAP financial results" included at the end of this letter.

Limitation of key metrics and other data
The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as a logged-in Pinterest user who visits our website or opens our mobile application at least once during the 30-day period ending on the date of measurement. We present MAUs based on the number of MAUs measured on the last day of the current period. We measure monetization of our platform through our average revenue per user metric. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average between the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$669,230	$649,666
Marketable securities	1,091,076	1,063,679
Accounts receivable, net of allowances of $8,811 and $2,851 as of December 31, 2020 and 2019, respectively	563,733	316,367
Prepaid expenses and other current assets	33,502	37,522
Total current assets	2,357,541	2,067,234
Property and equipment, net	69,375	91,992
Operating lease right-of-use assets	155,916	188,251
Goodwill and intangible assets, net	13,562	14,576
Restricted cash	9,110	25,339
Other assets	3,955	5,925
Total assets	$2,609,459	$2,393,317
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,491	$34,334
Accrued expenses and other current liabilities	155,340	141,823
Total current liabilities	204,831	176,157
Operating lease liabilities	139,321	173,392
Other liabilities	22,936	20,063
Total liabilities	367,088	369,612

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.00001 par value, 6,666,667 shares authorized, 530,140 and 360,850 shares issued and outstanding as of December 31, 2020 and 2019, respectively; Class B common stock, $0.00001 par value, 1,333,333 shares authorized, 96,232 and 209,054 shares issued and outstanding as of December 31, 2020 and 2019, respectively	6	6
Additional paid-in capital	4,574,934	4,229,778
Accumulated other comprehensive income	2,480	647
Accumulated deficit	(2,335,049)	(2,206,726)
Total stockholders’ equity	2,242,371	2,023,705
Total liabilities and stockholders’ equity	$2,609,459	$2,393,317

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue	$705,617	$399,898	$1,692,658	$1,142,761
Costs and expenses:
Cost of revenue	129,023	96,274	449,358	358,903
Research and development	163,710	165,033	606,194	1,207,059
Sales and marketing	120,766	127,537	442,807	611,590
General and administrative	86,969	54,241	336,803	354,075
Total costs and expenses	500,468	443,085	1,835,162	2,531,627
Income (Loss) from operations	205,149	(43,187)	(142,504)	(1,388,866)
Interest income	1,854	8,141	16,119	30,164
Interest expense and other income (expense), net	1,509	(133)	(635)	(2,137)
Income (Loss) before provision for income taxes	208,512	(35,179)	(127,020)	(1,360,839)
Provision for income taxes	671	539	1,303	532
Net income (loss)	$207,841	$(35,718)	$(128,323)	$(1,361,371)
Net income (loss) per share attributable to common stockholders:
Basic	$0.34	$(0.06)	$(0.22)	$(3.24)
Diluted	$0.30	$(0.06)	$(0.22)	$(3.24)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	618,214	562,396	596,264	420,473
Diluted	689,194	562,396	596,264	420,473

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2020	2019
Operating activities
Net loss	$(128,323)	$(1,361,371)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	36,988	27,791
Share-based compensation	321,020	1,377,781
Other	11,080	(3,990)
Changes in assets and liabilities:
Accounts receivable	(253,173)	(94,224)
Prepaid expenses and other assets	4,128	7,161
Operating lease right-of-use assets	41,898	32,378
Accounts payable	15,721	11,636
Accrued expenses and other liabilities	23,647	31,890
Operating lease liabilities	(44,160)	(28,395)
Net cash provided by operating activities	28,826	657
Investing activities
Purchases of property and equipment and intangible assets	(17,401)	(33,783)
Purchases of marketable securities	(1,216,260)	(1,075,875)
Sales of marketable securities	265,422	162,198
Maturities of marketable securities	920,300	360,959
Other investing activities	316	—
Net cash used in investing activities	(47,623)	(586,501)
Financing activities
Proceeds from initial public offering, net of underwriters' discounts and commissions	—	1,573,200
Proceeds from exercise of stock options, net	78,282	41,344
Shares repurchased for tax withholdings on release of restricted stock units	(56,894)	(475,015)
Payment of deferred offering costs and other financing activities	(1,750)	(11,331)
Net cash provided by financing activities	19,638	1,128,198
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	327	99
Net increase in cash, cash equivalents, and restricted cash	1,168	542,453
Cash, cash equivalents, and restricted cash, beginning of period	677,743	135,290
Cash, cash equivalents, and restricted cash, end of period	$678,911	$677,743

Supplemental cash flow information
Accrued property and equipment	$820	$4,772
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$15,089	$76,387

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets
Cash and cash equivalents	$669,230	$649,666
Restricted cash included in prepaid expenses and other current assets	571	2,738
Restricted cash	9,110	25,339
Total cash, cash equivalents, and restricted cash	$678,911	$677,743

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Share-based compensation by function:
Cost of revenue	$1,816	$2,018	$7,865	$31,758
Research and development	62,097	73,030	218,718	867,191
Sales and marketing	11,842	15,915	35,645	239,315
General and administrative	10,464	21,237	58,792	239,517
Total share-based compensation	$86,219	$112,200	$321,020	$1,377,781

Amortization of acquired intangible assets by function:
Cost of revenue	$94	$94	$377	$329
General and administrative	158	290	636	1,166
Total amortization of acquired intangible assets	$252	$384	$1,013	$1,495

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$500,468	$443,085	$1,835,162	$2,531,627
Share-based compensation	(86,219)	(112,200)	(321,020)	(1,377,781)
Amortization of acquired intangible assets	(252)	(384)	(1,013)	(1,495)
Termination of future lease contract	—	—	(89,500)	—
Total Non-GAAP costs and expenses	$413,997	$330,501	$1,423,629	$1,152,351

Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$207,841	$(35,718)	$(128,323)	$(1,361,371)
Depreciation and amortization	7,814	8,295	36,988	27,791
Share-based compensation	86,219	112,200	321,020	1,377,781
Interest income	(1,854)	(8,141)	(16,119)	(30,164)
Interest expense and other (income) expense, net	(1,509)	133	635	2,137
Provision for income taxes	671	539	1,303	532
Termination of future lease contract	$—	$—	89,500	—
Adjusted EBITDA	$299,182	$77,308	$305,004	$16,706

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Reconciliation of net income (loss) to non-GAAP net income:
Net income (loss)	$207,841	$(35,718)	$(128,323)	$(1,361,371)
Share-based compensation	86,219	112,200	321,020	1,377,781
Amortization of acquired intangible assets	252	384	1,013	1,495
Termination of future lease contract	—	—	89,500	—
Non-GAAP net income	$294,312	$76,866	$283,210	$17,905

Non-GAAP net income	$294,312	$76,866	$283,210	$17,905
Less: Non-GAAP net income allocated to participating securities (1)	—	—	—	(17,905)
Non-GAAP net income attributable to common stockholders	$294,312	$76,866	$283,210	$—

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	618,214	562,396	596,264	420,473
Diluted	689,194	562,396	596,264	420,473

Net income (loss) per share attributable to common stockholders:
Basic	$0.34	$(0.06)	$(0.22)	$(3.24)
Diluted	$0.30	$(0.06)	$(0.22)	$(3.24)

Basic weighted-average shares used in computing net income (loss) per share attributable to common stockholders	618,214	562,396	596,264	420,473
Weighted-average dilutive securities(2)	70,980	77,165	72,701	—
Diluted weighted-average shares used in computing non-GAAP net income per share	689,194	639,561	668,965	420,473
Non-GAAP net income per share	$0.43	$0.12	$0.42	$—

(1)Represents assumed noncumulative dividends on undistributed earnings that, if declared, would have been distributed to holders of our redeemable convertible preferred stock.
(2)Gives effect to potential common stock instruments such as stock options, unvested restricted stock units and unvested restricted stock awards.